Exhibit 23.2

CONSENT OF LAW FIRM

With respect to our opinion to Benihana Inc. (the “Company”) dated August 26, 2011, we hereby consent to the quotation, summarization and/or incorporation by reference of such opinion in any materials filed in connection with this Registration Statement on Form S-4 (including any amendments thereto and any materials filed under Rule 425 of the Securities Exchange Act of 1933, as amended (the “Act”)) and to the use of our name under the heading “Legal Matters” in the Proxy Statement/Prospectus included in the Registration Statement.  This consent shall not be construed as an admission that we come within the category of person whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

RICHARDS, LAYTON & FINGER, P.A.

Wilmington, Delaware
September 14, 2011

 EX-23.2